EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             SCHOLASTIC CORPORATION

                  (ORIGINALLY INCORPORATED AS SI HOLDINGS INC.
                THE DATE OF FILING OF THE CORPORATION'S ORIGINAL
                CERTIFICATE OF INCORPORATION IS OCTOBER 22, 1986)

         SCHOLASTIC CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), has, pursuant to approval of its Board of Directors and a majority of the holders of the Class A Stock and the Common Stock of the Corporation, as required by Sections 242 and 245 of the Delaware General Corporation Law, adopted the following Amended and Restated Certificate of Incorporation, which completely amends and restates the existing Certificate of Incorporation of the Corporation, as amended, in all respects:

         FIRST:  The name of the Corporation is SCHOLASTIC CORPORATION.

         SECOND: The Corporation is formed for the following purposes, which shall be construed independently of each other:

         (a) To engage in the transaction of general printing and publishing business;

         (b) To deal generally in all products and services for use by, or for, persons or organizations engaged in education and communication;

         (c)  To  engage  in  any  or  all  other   mercantile,   manufacturing,
processing,   research,   development,   trading,  real  estate,  financing  and
franchising business; and

         (d) To engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         THIRD: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         FOURTH: The total number of shares which may be issued by the Corporation is Seventy-four and one-half Million (74,500,000) shares, of which Seventy Million (70,000,000) shares shall be Common Stock having a par value of one cent ($.01) per share; Two and one-half Million (2,500,000) shares shall be Class A Stock having a par value of one cent ($.01) per share; and Two Million (2,000,000) shares shall be Preferred Stock having a par value of one dollar ($1.00) per share.

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         The  designations,   rights,  preferences,   privileges,   limitations,
restrictions and voting powers of the shares are as follows:

         (a) PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series and each series shall be separately designated. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article, to fix, before the issuance of any shares of a particular series, the number of shares to be included in such series, the dividend rate per annum and any restrictions, limitations and conditions upon the payment of dividends, the redemption price or prices, if any, and the terms and conditions of redemption, any sinking fund provisions for the redemption or purchase of the shares of such series, the terms and conditions on which the shares of such series are convertible, if they are convertible, the amount or amounts to which the holders of shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation and any other rights, preferences and limitations pertaining to such series as may be determined by the Board of Directors providing for the issue of such series.

         (b) CLASS A STOCK AND COMMON STOCK. Except as hereinafter expressly set forth, and subject to the rights of the holders of the Preferred Stock at any time outstanding, the Class A Stock and the Common Stock, both of which are classes of common stock, shall be of equal rank and shall entitle the holders thereof to the same and identical rights, privileges and benefits.

                  (i) VOTING RIGHTS. Except as otherwise hereinafter provided or as may be provided by law, and for so long as any shares of Class A Stock remain outstanding, the entire voting power of the Corporation shall be vested exclusively in the holders of the shares of the Class A Stock and the holders of no other class of the Corporation's stock shall have any voting power, or right to participate in any meeting, or be entitled to any voice in the management of the Corporation's affairs; provided, however, that the holders of the shares of the Common Stock voting as a class at each annual meeting of the Corporation shall elect such minimum number of the members of the Board of Directors as shall equal at least one-fifth of the members of the Board of Directors, which shall consist of not less than three nor more than fifteen members, such number to be determined from time to time by the holders of the Class A Stock. Without the consent of the holders of the Common Stock voting as a class, neither the Certificate of Incorporation or the By-laws of the Corporation shall hereafter be amended to deny to the holders of the Common Stock the right to elect at least one-fifth of the members of the Board of Directors. In the event of a vacancy in the seat of a director who has been elected by the holders of the Common Stock (including a successor thereto appointed to fill a vacancy) or a newly created directorship which would be filled by the holders of the Common Stock, such vacancy or newly created directorship shall be filled solely by the remaining directors who have been elected by the holders of the Common Stock (including successors thereto appointed to fill a vacancy) and, in the event of a vacancy in the seat of a director who has been elected by the holders of the Class A Stock

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         (including a successor  thereto appointed to fill a vacancy) or a newly created directorship which would be filled by the holders of the Class A Stock, such vacancy or newly created directorship shall be filled solely by the remaining directors who have been elected by the holders of the Class A Stock (including successors thereto appointed to fill a vacancy). Notwithstanding the foregoing, in connection with the right
         of  the  Board  of  Directors  to  fix  the  rights,   preferences  and
         limitations of the Preferred Stock, the Board of Directors may grant voting power to the holders of one or more series of the Preferred Stock to elect not more than two additional members of the Board of Directors in the event of an arrearage in the payment of dividends on any such series as may be stated in the resolution or resolutions of the Board of Directors providing for the issuance of such series, such right to elect two additional directors to be applicable to all series of Preferred Stock in the aggregate and not to each series thereof in the event more than one series is outstanding. Any increase in the number of members of the Board of Directors as a result of the right of the holders of one or more series of the Preferred Stock to elect two additional members of the Board of Directors shall not alter or increase the voting power of the holders of Common Stock who shall continue to have the right only to elect such minimum number of the members of the Board of Directors as shall equal at least one-fifth of the members of the Board of Directors as constituted prior to the election of such two additional members of the Board of Directors by the holders of the Preferred Stock. With respect to the election of directors, no holders of any class of stock shall have cumulative voting rights.

                  (ii) CONVERSION. The holders of shares of the Class A Stock shall have the right, at their option, at any time and from time to time, to convert such shares into shares of Common Stock of the Corporation on the following terms and conditions:

                           (A) The shares of the Class A Stock shall be convertible at the office of the Corporation in the City of New York, New York, into fully-paid and non-assessable shares of Common Stock of the Corporation on a share-for-share basis, that is to say, each share of the Class A Stock shall be convertible into one share of the Common Stock;

                           (B) Before any holder of shares of the Class A Stock shall be entitled to convert the same into Common Stock, he shall surrender his certificate or certificates therefor, duly endorsed, at the office of the Corporation, and shall give written notice to the Corporation that he elects to convert the same, and shall state in writing therein the name or names in which he wishes the certificate or certificates for the Common Stock to be issued. The Corporation will, as soon as practicable thereafter, issue and deliver to such holder of shares of the Class A Stock, or to his nominee or nominees, certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Any applicable issue and transfer taxes shall be paid by such holder. Shares of the Class A Stock shall be deemed to have been converted as of the date of the surrender of such

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                  shares  for  conversion  as  provided  above and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date; and

                           (C) Shares of the Class A Stock surrendered for conversion as above provided shall be cancelled according to law and shall not be reissued.

                  (iii) STOCK DIVIDENDS. The holders of the Class A Stock and the Common Stock shall have the same and identical rights to dividends or distributions, provided that, in the event of dividends or distributions payable in shares of the Class A or Common Stock of the Corporation or the distribution of rights, warrants or other securities exercisable or exchangeable for, or convertible into, shares of the Class A or Common Stock of the Corporation, such dividends or distributions shall be payable in shares, or rights, warrants or other securities exercisable or exchangeable for, or convertible into, shares, as the case may be, of Class A Stock in respect of the holders of Class A Stock of the Corporation and Common Stock in respect of the holders of Common Stock of the Corporation;

         (c) DENIAL OF PREEMPTIVE RIGHTS. No holder of any shares of any class of stock shall be entitled to or have any right, as such holder, to subscribe for or purchase any part of any new or additional issue of stock or other securities or obligations, or of securities or obligations convertible into stock of any class whatsoever, which the Corporation may at any time hereafter issue or sell, whether now or hereafter authorized.

         FIFTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation; provided, however, that the foregoing is not intended to eliminate or limit the liability of a director of the Corporation for (i) any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a violation of Section 174 of the General Corporation Law of the State of Delaware or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article FIFTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the Section may be amended and supplemented from time to time, indemnify any director or officer of the Corporation (and any director, trustee or officer of any corporation, business trust or other entity to whose business the Corporation shall have succeeded) which it shall have power to indemnify under that Section against any expenses, liabilities or other matter referred to in or covered by that Section. The indemnification provided for in this Article
(a) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such

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office (b) shall  continue  as to a person  who has  ceased to be a director  or officer and (c) shall inure to the benefit of the heirs, executors and administrators of such a person. To assure indemnification under this Article of all such persons who are determined by the Corporation or otherwise to be or to have been "Fiduciaries" of any employee benefit plan of the Corporation which may exist from time to time and which is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time, such Section 145 shall, for the purposes of this Article, be interpreted as follows: an "other enterprise" shall be deemed to include such an employee benefit plan; the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines;" and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

         SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation (except as limited by Article FOURTH (b) (i) hereof), in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

         SEVENTH: The By-laws of the Corporation may be adopted, amended or repealed by a majority vote of all members of the Board of Directors of the Corporation.